Exhibit 10.3

April 9, 2021

Mr. David R. Epstein
[***]
[***]

Re: Amendment No. 2 to Letter Agreement

Dear David,

Reference is made to my letter dated as of September 16, 2019 addressed to you concerning your compensation for serving as the Chair of the Board of Directors of Evelo Biosciences, Inc. (as previously amended, the “Letter Agreement”). This letter memorializes our recent discussion concerning an amendment to your compensation, and will become effective upon your signature below (the “Amendment”).

NOW, THEREFORE, the parties agree as follows:

1. A new third paragraph of Section B (Equity Compensation) is added to the Letter Agreement and shall read as follows:

“Effective on June 30, 2021, and subject to approval by the Board, the Company shall award to you a number of Restricted Stock Units (as defined in the Company’s 2018 Incentive Award Plan, “RSUs”) having an aggregate grant date fair value equal to approximately $375,000, as determined by the Board in its discretion based on a ten-day trailing average of the closing price of a share of the Company’s common stock on the Nasdaq Global Select Market. The RSUs shall be granted under and shall be subject to the terms and provisions of the Company’s 2018 Incentive Award Plan (the “Plan”) and shall be granted subject to a restricted stock unit agreement. The RSUs shall vest in 12 substantially equal monthly installments following June 30, 2021, such that the RSUs shall be fully vested on June 30, 2022, subject to your continuing service as the Chairman through each such vesting date. Unless the Board otherwise determines, any portion of the RSUs which is unvested at the time of the termination of your service as the Chairman shall be immediately forfeited upon such termination and shall not thereafter become vested. The RSUs shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Plan), to the extent outstanding at such time. The provisions of Section A and the first two paragraph of Section B above shall cease to operate as of June 30, 2021 and thereafter your sole compensation (other than previously granted and then outstanding stock options) for service on the Board and its committees or subcommittees, including as Chairman, shall be as set forth in this third paragraph of Section B.”

2. Except as expressly modified by this Amendment No. 2, the Letter Agreement shall remain unchanged and in full force and effect in accordance with its terms.

If the foregoing accurately sets forth our agreement, please countersign this letter in the space provide below.

620 Memorial Drive, 5th Floor • Cambridge, MA 02139 • 617-577-0300 • http://www.evelobio.com

Mr. David R. Epstein
April 9, 2021
Page -2-

Respectfully,

/s/ Balkrishan “Simba” Gill

Balkrishan “Simba” Gill, Ph.D.
President and Chief Executive Officer

Agreed and Accepted:

/s/ David R. Epstein
David R. Epstein

620 Memorial Drive, 5th Floor • Cambridge, MA 02139 • 617-577-0300 • http://www.evelobio.com